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                               [DIXON ODOM LOGO]
                                DIXON ODOM PLLC
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
Main Street BankShares, Inc.
Statesville, North Carolina

We consent to the incorporation by reference in the Registration Statement on Form 10-KSB of Main Street BankShares, Inc. of our report dated February 26, 2002, relating to the financial condition of Piedmont Bank as of December 31, 2001, and the related consolidated statements of operations, comprehensive income, changes in shareholders equity, and cash flows for the year ended December 31, 2001, appearing in this Annual Report on Form 10-KSB of Main Street BankShares, Inc.



/s/ Dixon Odom PLLC
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Charlotte, North Carolina
March 26, 2002